Exhibit 99.1

SEPTEMBER 2, 2025

Benchmark Announces CEO Succession Plan

Jeff Benck to Retire After Seven Years of Transformative Leadership

David Moezidis Named Successor

TEMPE, Ariz., September 2, 2025 –Benchmark Electronics, Inc. (NYSE: BHE), a worldwide provider of innovative product design, engineering services, technology solutions, and advanced manufacturing services, today announced President and Chief Executive Officer Jeff Benck’s intention to retire effective March 31, 2026.

Since becoming CEO in 2019, Mr. Benck has guided Benchmark through a period of strategic transformation and growth. He has built and developed a world-class executive team to align technology and talent with the evolving needs of high-tech industries. Under his leadership, the company has accelerated its innovation agenda, expanded engineering capabilities, and introduced advanced manufacturing practices that enhanced execution and scalability. His customer-first mindset has also fueled faster product development cycles and stronger support in navigating complex global regulatory environments.

As part of Benchmark’s succession planning process, Benchmark’s Executive Vice President and Chief Commercial Officer, David Moezidis, will become Benchmark President and Chief Commercial Officer effective immediately and assume the role of Chief Executive Officer on March 31, 2026. Upon his retirement as CEO, Mr. Benck will remain with Benchmark as an advisor to the company until March 31, 2027, to support a seamless leadership handoff.

Jeff Benck, President and CEO, commented, “I’ve had the privilege of working alongside the most exceptional management team in the industry. Their passion for executing upon our differentiated strategy, combined with the unwavering dedication of our employees to fulfilling our purpose, has firmly established Benchmark as an industry leader.” Benck continued, “David is a broadly recognized and seasoned executive with deep EMS industry expertise and a thorough understanding of Benchmark’s mission and culture. He has built strong relationships with our customers and played a pivotal role in shaping and advancing key strategic initiatives. I am confident in his ability to lead the company into its next phase of growth.”

Benchmark’s Board Chair David Scheible commented, “On behalf of the Board, I want to express our deepest gratitude to Jeff for his exceptional leadership and commitment to Benchmark. Over the course of his tenure, Jeff has guided the company through transformative growth, navigated complex challenges, and built a culture rooted in innovation and integrity. His legacy will be felt for years to come. We wish Jeff all the best in retirement and appreciate his continued support during this transition.” Scheible continued, “The Board is confident that David Moezidis will provide outstanding leadership to Benchmark, building on our strong foundation to exceed our customer's needs, foster employee advancement, and create value for our shareholders.”

Mr. Moezidis, who has been serving as Executive Vice President and Chief Commercial Officer of Benchmark since 2023, brings over 35 years of leadership experience in operations, engineering, sales, and marketing across the digital imaging, semiconductor capital equipment, and electronic manufacturing services industries. Prior to Benchmark, he spent 25 years at Flex, where he served as the President of the Lifestyle Solutions group, and prior to that as the Senior Vice President of the Industrial and Energy group.

Mr. Moezidis holds two Bachelor of Science degrees in Engineering, a Master of Business Administration from Pepperdine University, and completed the Executive Management Program at Stanford University.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain, and delivering world-class manufacturing services in the following industries: advanced computing and communications, aerospace and defense, industrial, medical, and semiconductor capital equipment. Benchmark operates in eight countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Paul Mansky

Sr. Director of Investor Relations and Corporate Development

Email: paul.mansky@bench.com

Phone: 623-300-7052

Alec Robertson

Brodeur Partners on behalf of Benchmark

Email: arobertson@brodeur.com

Mobile: 585-281-6399